EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated as of September 21, 2007 between DONALD A. WOJNOWSKI JR. (the "EXECUTIVE") and EMPIRE FINANCIAL HOLDING COMPANY (the "COMPANY").

         WHEREAS, the Company would like to continue to employ the Executive as its Chief Executive Officer and President, and President of its wholly owned subsidiary, Empire Financial Group, Inc. ( the "Subsidiary"); and

         WHEREAS, the Company and the Executive desire to provide for the terms and conditions of the employment of the Executive by the Company.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT TERM. Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the period commencing June 1, 2007 and ending May 31, 2010 (the "TERM") unless earlier terminated as provided in Section 7, hereof. Upon expiration of the Term, this Agreement shall automatically continue on a month to month basis until either party provides the other party with at least 30 days prior written notice of termination.

         2. DUTIES AND RESPONSIBILITIES. The Executive shall serve as the Chief Executive Officer and President of the Company, as President of the Subsidiary and as the holder of such other senior executive positions consistent therewith as may be determined by the Company's Board of Directors (the "Board"). He shall report to, and be subject to, the direction of the Board with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a full-time basis and shall devote his time, energy and attention to the business of the Company.

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         3. COMPENSATION.

         (a) BASIC COMPENSATION. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to annual basic compensation ("Basic Compensation") consisting of the cash component and the equity component described below less any withholding required by law.

                  (i) The cash component shall consist of $300,000 per annum, payable monthly or on such more frequent schedule as the Company may elect.

                  (ii) The equity component shall consist of one or more of the following:

                               o    an annual stock option grant;

                               o    an annual restricted stock grant ; or

                               o a combination of an annual option grant and an annual restricted stock grant in all cases for the benefit of the Executive and to be made at the beginning of each calendar year during the Term as provided in (A) 1 or (A) 2 below and issued as provided in (B) below.

                           (A) 1. The annual option Grant (the "Annual Option Grant") shall consist of options exercisable for such number of shares of the Company's Common Stock ("Shares") as have a fair market value equal to $300,000, based on the closing price on the American Stock Exchange or on such other market or exchange on which such Shares are then traded which publish actual closing prices, or at the average of the closing bid and asked prices in the absence of closing prices, on the first business day of each calendar year during the Term (the "Determination Date"), except that for the year ending December 31, 2007, the fair market value for the Annual Option Grant shall consist of

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                                    Options exercisable for such number of
                                    Shares having a fair market value equal to $250,000 and the Determination Date shall be June 1, 2007.

                                    2. The annual restricted stock grant (the
                                    "Annual Restricted Stock Grant"), if any, shall be a grant in lieu of some or all of the Annual Option Grant and shall consist of a number of shares of restricted stock equal to the fair market value of that portion of the Annual Option Grant for which the Restricted Stock Grant is substituted when the value of that portion of the Annual Option Grant is determined using the Black Scholes valuation formula and the restricted shares are valued on the Determination Date in the same manner as Shares valued under paragraph (A)1. The Restricted Stock Grant shall be made under the Company's stockholder approved Incentive Compensation Plan.

                           (B) The options or restricted shares grants included in the annual allotments shall be issued and delivered to the Executive within fifteen (15) days after the Determination Date.

                           (C) The options shall be exercisable at a per share purchase price equal to 100% of fair market value on the date of grant or 110% of fair market value if the Executive is the owner of 10% or more of the Company's outstanding shares. Such options shall have a five (5) year duration and shall vest and become exercisable to the extent of one-third (1/3) of the options granted at the expiration of each of the first three
                                    (3) years from the date of grant. The vested options shall be exercisable only while Executive is employed by the Company or within thirty (30)

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                                    days after any termination of employment, as
                                    may be extended by the Board or, in the
                                    event of Employee's death by his estate or heirs within one year thereafter. The options shall contain anti-dilution protection in the event of stock dividends and splits and such other provisions as are customary in option grants of this kind.

                           (D) Restricted shares shall be subject to a risk of forfeiture for a minimum of one year. Notwithstanding the risk of forfeiture the Employee shall have full voting and dividend rights with respect to such shares. All Restricted Shares on which the risk of forfeiture has lapsed shall, in the event of the Employee's death, be transferable to his estate or heirs.

         (b) BONUS. The Executive shall be entitled to a cash bonus not to exceed a total aggregate amount of $600,000 each year during the Term based on the Company achieving certain threshold operating targets, as described on SCHEDULE A, up to the amount for each target as set forth on SCHEDULE A, provided, however, that the maximum amount of the bonus shall be reduced by the greater of (1)/12th or $50,000 for each month subsequent to the last day of the fiscal year in which the Board of Directors has not received from the Executive a budget for the ensuing year reasonably acceptable to it. The Compensation Committee shall determine the amount of cash bonus to which the Executive is entitled for each year, not later than 15 days after receipt by the Company of its annual audited financial statements.

         (c) TRADING DESK COMMISSION. The Executive shall receive a commission equal to 5% of the net contribution of the trading desk to the Subsidiary's revenues after all direct costs of operating the trading desk, excluding corporate overhead, calculated on a pre-tax basis. The foregoing calculation shall be made in a manner consistent with the subsidiary's calculation of trading desk commissions for other employees receiving a

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commission on, or sharing in, trading desk profits. Trading desk commissions shall be paid monthly in accordance with the Subsidiary's usual practice.

         5. EXPENSES. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

         6. OTHER BENEFITS. The Executive shall be entitled to the following additional benefits:

         (i)      Four weeks of paid vacation during each year of the Term.

         (ii) Paid holidays in accordance with the Company's usual holiday schedule, plus eight additional paid holiday, or personal days, to be taken at such time as the Executive determines.


         (iii) Such major medical, and family health coverage benefits and long-term disability group plan coverage generally available to the Company's officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.

         (iv) Ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.

         7. TERMINATION. During the Term, the Executive's employment hereunder may be terminated under the following circumstances:

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         (a) The Company shall have the right to terminate the employment of the
Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

         (b) This Agreement shall terminate upon the death of Executive.

         (c) The Company may terminate this Agreement at any time for "Cause" because of (i) his becoming the subject of criminal charges or violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company, (ii) Executive's material breach of any term of this Agreement or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in the case or (ii) or (iii), however, that the Company shall not terminate this Agreement pursuant to this Section 7(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within fifteen (15) days after receipt of such notice.

         (d) The Executive may terminate his employment for "Good Reason" on five days written notice if:

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                  (i)      he is assigned, without his express written consent,
                           any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or

                  (ii)     his compensation is reduced or

                  (iii) any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

         8. NONDISCLOSURE; NONCOMPETITION.

         (a) The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

         (b) During his employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (ii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

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         (c) During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

         (d) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 8 of this Agreement shall survive such termination, but in the case of paragraph (b) of this Section the period shall be reduced to one year.

         9. SUCCESSORS; BINDING AGREEMENT.

         (a) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) This agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

         10. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time

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of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         11. APPLICABLE LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflict of laws principles.

         12. SEVERABILITY OF COVENANTS. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

         13. REMEDIES.

         (a) In the event of a breach or threatened breach of any of the Executive's covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

         (b) If the Company terminates this Agreement at any time without Cause (as defined above in section 7(c)) or the Executive terminates his employment for a Good Reason (as defined above in Section 7(d)), the Executive shall be entitled under this Section 13(b) to receive an amount equal to the amount of the compensation payments that, but for his termination of employment, would have been payable to the Executive under Section 4(a) for 12 months of

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Basic Compensation and for any bonus payment under Section 4(b) with respect to the year in which termination occurs.

         (c) The above amounts shall be deemed liquidated damages, and not a penalty. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.

         14. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

         If to the Company
            addressed to:           Empire Financial Holding Company
                                    2170 West State Road 434
                                    Suite 100, Longwood, Florida 32779
                                    Attention: Steve Rabinovici,
                                               Chairman of the Board

         with a copy to:            Morse, Zelnick, Rose & Lander, LLP
                                    405 Park Avenue
                                    New York, New York 10022
                                    Attention: Stephen A. Zelnick, Esq.

         If to the Executive
            addressed to:           Mr. Donald A. Wojnowski Jr.
                                    301 Riverside Drive
                                    Melbourne Beach, Florida 32951

or to such other address as the one party shall specify to the other party in writing.

         15. ARBITRATION. Except as provided in Section 13(a) of this Agreement, any controversy between the parties regarding this Agreement and any claims arising out of this Agreement or its breach shall be required to be submitted to binding arbitration. Either party shall have the right to commence arbitration proceedings. The arbitration proceedings shall be conducted in Seminole County, Florida, in accordance with the Commercial Arbitration Rules of the National Association, by a panel of three arbitrators, each of which shall be knowledgeable in

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employment law. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrators to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator(s) may be enforced in any court having jurisdiction thereof. The parties shall hold any award resulting from such proceeding or settlement in connection therewith in strict confidence, unless the disclosure of such award or settlement is required by law.

         16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.


                           [SIGNATURE PAGE TO FOLLOW]


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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                    EMPIRE FINANCIAL HOLDING COMPANY

                                    BY: /s/ Steven Rabinovici
                                        ---------------------
                                        STEVE RABINOVICI,
                                        CHAIRMAN OF THE BOARD


                                        /s/ Donald Wojnowski Jr.
                                        ------------------------
                                        DONALD A. WOJNOWSKI JR.


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                                   SCHEDULE A

Amount of maximum bonus [$400,000]

                  % of annual budget pre-tax
                       income target                   Bonus Amount
                  --------------------------           ------------
                             105%                      $  [100,000]
                             110%                         [200,000]
                             120%                         [300,000]
                         130% or more                     [400,000]

Amount of Maximum bonus $[200,000]

                        % Annual budget
                         Trading Profit                Bonus Amount
                  --------------------------           ------------
                             105%                      $   [50,000]
                             110%                         [100,000]
                             120%                         [150,000]
                         130% or more                     [200,000]


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